SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                              File No. 000-27159


(CHECK ONE)  [ ] Form 10-K and Form 10-KSB  [ ] Form 11-K  [ ] Form 20-F
             [X] Form 10-Q and Form 10-QSB  [ ] Form N-SAR

                       For Period Ended December 31, 2004
             ------------------------------------------------------

[ ] Transition Report on Form 10-K and Form KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR

For the transition period ended _______________________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above,
identify the item(s) to which the notification relates:    N/A
                                                        -----------------------

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:        National Residential Properties, Inc.
                                --------------------------------------

Former name if applicable:
                                ------------------------------

Address of principal executive office (Street and Number)

                                6915 RED ROAD, SUITE 222
                                ---------------------------

City, State and Zip Code        CORAL GABLES, FLORIDA 33143
                                ---------------------------









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                                     PART II
                             RULE 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [x]



            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
            (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
            (c) The accountant's statement or other exhibit required by Rule
                12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets If Needed.)

         The registrant's financial statements could not be completed on a timely basis without unreasonable effort or expense because additional coordination between the registrant's management team and its independent auditors was required before a final version of financial statements could be produced. Management continues to work closely with the registrant's independent auditors so as to allow the registrant to file its quarterly report on Form 10-QSB within the time period prescribed by Rule 12b-25.

                                     PART IV
                               OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

RICHARD ASTROM     (305)            666-6565
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(Name)          (Area Code)     (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be



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reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                      National Residential Properties, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   February 14, 2005              BY:      /s/ RICHARD ASTROM
         -----------------                       ------------------------------
                                                 Richard Astrom, President































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